Exhibit 99.1

Brunswick Corporation  1 N. Field Court  Lake Forest, IL 60045
Telephone 847.735.4700  Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS THIRD QUARTER RESULTS
CASH POSITION and LIQUIDITY INCREASED;
PIPELINE and COMPANY INVENTORY REDUCED

LAKE FOREST, Ill., Oct. 29, 2009 -- Brunswick Corporation (NYSE: BC) reported today results for the third quarter of 2009:
•	Total sales of $665.8 million were down 36 percent versus 2008, primarily the result of marine sales that dropped by 40 percent from year-ago levels.
•	A net loss of $114.3 million, or $1.29 per diluted share, which includes $0.32 per diluted share of restructuring charges, and $0.24 per diluted share of benefits from special tax items.
•	Cash totaled $624.1 million, up from the 2008 year-end balance of $317.5 million.
•	Pipeline reduction and inventory management strategies led to lower dealer inventory levels and company cash flow benefits, while having a negative impact on the company’s revenue and earnings.

“We continue to make great strides in improving our overall liquidity position, reducing our marine dealer pipeline and executing our cost reduction program,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.  “These significant accomplishments have been achieved against a global marine market that has experienced its lowest level of demand in more than 45 years.
“Our overall liquidity at the end of the third quarter was $740 million, $222 million higher than existed at the end of 2008. During the quarter, we retired notes maturing in 2011, which eliminates any material debt maturities over the next three years.
“As we entered 2009, we established as one of our top priorities an inventory management and pipeline reduction strategy that was intended to assist our dealers through this very difficult period.  By producing fewer units than we sold at wholesale, and selling lower amounts at wholesale than our dealers are retailing, we have been able to reduce the number of boats on dealers’ showrooms as well as in our factory yards to extremely low levels.  This strategy of taking all reasonable actions to maintain the health of our dealers has thus far led to very manageable levels of dealer exits, and any related Brunswick boat repurchase obligations.
“The factors that affected our revenues and earnings in the previous two quarters of 2009 continued into the third, including lower overall unit sales levels across our entire company, combined with higher discounts and incentives to facilitate retail boat sales, particularly of older boat models. During the third quarter, the company continued to experience reduced fixed-cost absorption and higher pension and bad debt expenses. Offsetting these factors were cost savings generated from our successful and ongoing fixed-cost reduction activities and lower restructuring charges, along with the absence of large impairment and tax charges incurred in the third quarter of last year,” McCoy said.

Third Quarter Results
For the third quarter of 2009, the company reported net sales of $665.8 million, down from $1,038.8 million a year earlier.  For the quarter, the company reported an operating loss of $109.4 million, which included $28.8 million of restructuring charges.  In the third quarter of 2008, the company had an operating loss of $566.3 million, which included $534.2 million of impairment and restructuring charges.
For the quarter, Brunswick reported a net loss of $114.3 million, or $1.29 per diluted share, as compared with a net loss of $729.1 million, or $8.26 per diluted share, for the third quarter of 2008.  The diluted loss per share for the third quarter of 2009 included restructuring charges of $0.32 per diluted share and a $0.24 per diluted share benefit from special tax items.  Diluted earnings per share for the third quarter of 2008 included $4.59 per diluted share of impairment and restructuring charges, and $3.34 per diluted share of non-cash charges for special tax items.

Review of Cash Flow and Balance Sheet
During the quarter, the company issued $350 million of senior secured notes due in 2016. The net proceeds from this financing of approximately $330 million were used to retire $149 million of senior notes due in 2011, and $12 million of senior notes due in 2013.  Also in the quarter, the company reduced its borrowings under the Mercury Marine ABL facility by $74 million, and ended the period with no borrowings under this facility.
Cash and cash equivalents were $624 million at the end of the third quarter, up $307 million from year-end 2008 levels. The company’s increased cash position resulted primarily from a change in certain current assets and current liabilities, net financing activities and net tax refunds, partially offset by net losses experienced in the nine-month period and pension contributions. The change in certain current assets and current liabilities was largely the result of reductions of the company’s inventory and accounts and notes receivable, partially offset by decreased accounts payable and lower accrued expenses.
Net debt (defined as total debt, less cash and cash equivalents) was $292 million, down $122 million from year-end 2008 levels. The company’s total liquidity (defined as cash and cash equivalents, plus amounts available under its asset-backed lending facilities) totaled $740 million, up $222 million from year-end 2008 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $363.5 million in the third quarter of 2009, down 29 percent from $515.2 million in the year-ago third quarter.  International sales, which represented 41 percent of total segment sales in the quarter, declined by 27 percent. For the quarter, the Marine Engine segment reported an operating loss of $13.4 million, including restructuring charges of $18.8 million.  This compares with an operating loss of $9.7 million in the year-ago quarter, which included $18.6 million of impairment and restructuring charges.
Sales were off across all Marine Engine operations, with sterndrive engines experiencing a greater sales decline than outboard engines.  Sales from the segment’s domestic marine service, parts and accessories businesses, which represented 35 percent of total segment sales in the quarter, were down mid-single digits, as boat usage and the purchase of parts and accessories remained relatively stable.
           Mercury’s manufacturing facilities continued to cut production rates and take plant furloughs during the quarter in response to lower retail demand and to reduce pipeline levels.  Lower sales, reduced fixed-cost absorption on lower production and higher bad debt expense had an adverse effect on operating earnings, which were partially offset by Mercury Marine’s expense reductions.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group and includes 17 boat brands.  The Boat segment reported net sales for the third quarter of 2009 of $118.2 million, down 62 percent compared with $314.2 million in the third quarter of 2008.   International sales, which represented 43 percent of total segment sales in the quarter, decreased by 60 percent during the period.  For the third quarter of 2009, the Boat segment reported an operating loss of $86.7 million, including restructuring charges of $6.6 million.  This compares with an operating loss of $536.3 million, including impairment and restructuring charges of $491.6 million, in the third quarter of 2008.
Boat manufacturing facilities also continued to significantly cut production rates and take plant furloughs during the quarter to address inventory levels held by the company and its dealers.  Lower sales, reduced fixed-cost absorption on lower production volumes and higher discounts and incentives to support retail sales by dealers had an adverse effect on operating earnings, which were partially offset by the Boat Group’s expense reductions and the absence of impairment charges incurred in the third quarter of 2008.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the third quarter of 2009 totaled $126.8 million, down 22 percent from $161.6 million in the year-ago quarter.  International sales, which represented 55 percent of total segment sales in the quarter, declined by 15 percent.   For the quarter, the Fitness segment reported operating earnings of $12.5 million, including $0.4 million of restructuring charges.  This compares with operating earnings of $10.3 million, including restructuring charges of $0.8 million, in the third quarter of 2008.
Commercial equipment sales, which account for the largest percentage of Fitness segment sales, declined in the quarter as gym and fitness club operators remained cautious about ordering equipment.  Sales of consumer exercise equipment were also down, although at lower rates than sales of commercial equipment.  Higher operating earnings in the third quarter of 2009, when compared with 2008, reflect actions taken by Life Fitness to reduce expenses, which were partially offset by the unfavorable effect of lower sales.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the third quarter of 2009 totaled $77.5 million, down 30 percent compared with $111.1 million in the year-ago quarter.  For the quarter, the segment reported an operating loss of $3.8 million, including restructuring charges of $0.8 million.  This compares with an operating loss of $10.4 million, including impairment and restructuring charges of $15.4 million in the third quarter of 2008.
For the quarter, retail bowling equivalent-center sales declined by a high single-digit percentage.  The bowling products and billiards businesses experienced greater sales declines, as bowling center operators and retail billiards customers remained cautious about purchases.  Operating losses reflected the unfavorable effect of the reduced sales, which was partially offset by Bowling & Billiards’ cost reduction activities and the absence of impairment charges incurred in the third quarter of 2008.

Outlook
“As we enter the fourth quarter of 2009 and begin planning for 2010, our near-term operating and financial strategies will continue to be focused on maintaining strong liquidity without additional borrowing, taking all reasonable actions to protect our dealer network, and positioning ourselves to take advantage of improvements in economic conditions as they occur,” McCoy said.
“Strategic actions pertaining to our inventory management and pipeline reduction strategy will continue during the fourth quarter, with a target to further reduce the number of boats in our backyard and to minimize the seasonal growth in pipeline inventories. These actions should continue to negatively affect our sales and earnings as they have in the previous three quarters.
“As we enter 2010, the majority of our boat and engine manufacturing facilities will begin to ramp up production.  This is primarily the result of dealer inventories being at historically low levels, which means we will need to increase our wholesale shipments of boats and engines to meet retail demand.  Increased production combined with higher wholesale shipments should provide improved revenue and reduced losses throughout 2010.
“In addition, the cash generated from improving EBITDA, combined with continued tight working capital management as well as a continued focus on our cost management programs, should enable us to maintain strong levels of liquidity throughout 2010.
“During the third quarter, in our continuing efforts to evaluate our manufacturing footprint, brands, models, and cost and operating structures, we made a strategic decision to consolidate Mercury Marine’s two largest U.S. manufacturing operations.  The consolidation of manufacturing operations in Fond du Lac, Wis., is expected to generate the highest returns with the lowest execution risk.
“As a result of this decision, we will transition during the next 24 months our manufacturing operations from Stillwater, Okla., to our facility in Wisconsin. This consolidation, combined with the net fixed-cost reductions achieved over the past two years, should help uniquely position Brunswick for continued market leadership in our marine and recreation businesses,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (800) 369-2064 (passcode: Brunswick Q3).  Callers outside North America should call +1 (517) 308-9313 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through 10:59 p.m. CST Thursday, Nov. 5, 2009, by calling (800) 926-8540 or (203) 369-3852.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2008 and Quarterly Report on Form 10-Q for the quarter ended July 4, 2009.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Three Months Ended
	Oct. 3,	Sept. 27,
	2009	2008	% Change

Net sales	$665.8	$1,038.8	-36%
Cost of sales	590.2	862.3	-32%
Selling, general and administrative expense	136.7	177.4	-23%
Research and development expense	19.5	31.2	-38%
Goodwill impairment charges	-	374.0	NM
Trade name impairment charges	-	121.1	NM
Restructuring, exit and impairment charges	28.8	39.1	-26%
Operating loss	(109.4)	(566.3)	81%
Equity loss	(3.8)	(1.0)	NM
Investment sale gain	-	2.1	NM
Other income (expense), net	0.3	(0.3)	NM
Loss before interest and income taxes	(112.9)	(565.5)	80%
Interest expense	(23.7)	(12.7)	-87%
Interest income	0.7	2.5	-72%
Loss before income taxes	(135.9)	(575.7)	76%
Income tax (benefit) provision	(21.6)	153.4
Net loss	$(114.3)	$(729.1)	84%

Loss per common share:
Basic	$(1.29)	$(8.26)
Diluted	$(1.29)	$(8.26)

Weighted average shares used for computation of:
Basic loss per common share	88.4	88.3
Diluted loss per common share	88.4	88.3

Effective tax rate	15.9%	-26.7%

Supplemental Information
Diluted net loss	$(1.29)	$(8.26)
Restructuring, exit and impairment charges (1)	0.32	0.28
Goodwill impairment	-	3.37
Trade name impairment	-	0.94
Special tax items	(0.24)	3.34
Diluted net loss, as adjusted	$(1.21)	$(0.33)

(1) The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Nine Months Ended
	Oct. 3,	Sept. 27,
	2009	2008	% Change

Net sales	$2,118.8	$3,871.0	-45%
Cost of sales	1,878.0	3,121.5	-40%
Selling, general and administrative expense	454.5	586.1	-22%
Research and development expense	64.7	97.1	-33%
Goodwill impairment charges	-	377.2	NM
Trade name impairment charges	-	133.9	NM
Restructuring, exit and impairment charges	103.9	128.4	-19%
Operating loss	(382.3)	(573.2)	33%
Equity earnings (loss)	(11.1)	10.1	NM
Investment sale gain	-	23.0	NM
Other income (expense), net	(1.3)	1.6	NM
Loss before interest and income taxes	(394.7)	(538.5)	27%
Interest expense	(60.2)	(35.6)	-69%
Interest income	2.2	5.4	-59%
Loss before income taxes	(452.7)	(568.7)	20%
Income tax expense	9.5	153.1
Net loss	$(462.2)	$(721.8)	36%

Loss per common share:
Basic	$(5.23)	$(8.18)
Diluted	$(5.23)	$(8.18)

Weighted average shares used for computation of:
Basic loss per common share	88.4	88.3
Diluted loss per common share	88.4	88.3

Effective tax rate	-2.1%	-26.9%

Supplemental Information
Diluted net loss	$(5.23)	$(8.18)
Restructuring, exit and impairment charges (1)	1.17	0.91
Goodwill impairment	-	3.40
Trade name impairment	-	1.03
Investment sale gain, net of tax	-	(0.11)
Special tax items	0.12	3.31
Diluted net earnings (loss), as adjusted	$(3.94)	$0.36

(1) The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information (1)

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	Oct. 3,	Sept. 27,	%	Oct. 3,	Sept. 27,	%	Oct. 3,	Sept. 27,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$363.5	$515.2	-29%	$(13.4)	$(9.7)	-38%	-3.7%	-1.9%
Boat	118.2	314.2	-62%	(86.7)	(536.3)	84%	-73.4%	NM
Marine eliminations	(20.1)	(63.4)		-	-
Total Marine	461.6	766.0	-40%	(100.1)	(546.0)	82%	-21.7%	-71.3%

Fitness	126.8	161.6	-22%	12.5	10.3	21%	9.9%	6.4%
Bowling & Billiards	77.5	111.1	-30%	(3.8)	(10.4)	63%	-4.9%	-9.4%
Eliminations	(0.1)	0.1		-	-
Corp/Other	-	-		(18.0)	(20.2)	11%
Total	$665.8	$1,038.8	-36%	$(109.4)	$(566.3)	81%	-16.4%	-54.5%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (3)			Operating Margin
	Oct. 3,	Sept. 27,	%	Oct. 3,	Sept. 27,	%	Oct. 3,	Sept. 27,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$1,122.6	$1,867.4	-40%	$(71.8)	$82.8	NM	-6.4%	4.4%
Boat	462.3	1,471.5	-69%	(266.9)	(595.9)	55%	-57.7%	-40.5%
Marine eliminations	(71.2)	(270.6)		-	-
Total Marine	1,513.7	3,068.3	-51%	(338.7)	(513.1)	34%	-22.4%	-16.7%

Fitness	350.4	467.7	-25%	13.0	26.6	-51%	3.7%	5.7%
Bowling & Billiards	254.8	335.1	-24%	0.9	(29.3)	NM	0.4%	-8.7%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(57.5)	(57.4)	0%
Total	$2,118.8	$3,871.0	-45%	$(382.3)	$(573.2)	33%	-18.0%	-14.8%

(1)
During the first quarter of 2009, the company realigned the management of its marine service, parts and accessories businesses. The Boat segment's parts and accessories businesses of Attwood, Land 'N' Sea, Benrock, Inc., Kellogg Marine, Inc. and Diversified Marine Products, L.P. are now being managed by the Marine Engine segment's service and parts business leaders. As a result, the parts and accessories businesses operating results previously reported in the Boat segment are now being reported in the Marine Engine segment. Segment results have been restated for all periods presented to reflect the change in Brunswick’s reported segments.

(2)
Operating earnings (loss) in the third quarter of 2009 includes $28.8 million of pretax restructuring, exit and impairment charges. The $28.8 million charge consists of $18.8 million in the Marine Engine segment, $6.6 million in the Boat segment, $0.4 million in the Fitness segment, $0.8 million in the Bowling & Billiards segment and $2.2 million in Corp/Other. Operating earnings (loss) in the third quarter of 2008 includes $534.2 million of pretax restructuring, exit and impairment charges. The $534.2 million charge consists of $18.6 million in the Marine Engine segment, $491.6 million in the Boat segment, $0.8 million in the Fitness segment, $15.4 million in the Bowling & Billiards segment and $7.8 million in Corp/Other.

(3)
Operating earnings (loss) in the first nine months of 2009 includes $103.9 million of pretax restructuring, exit and impairment charges. The $103.9 million consists of $40.1 million in the Marine Engine segment, $49.5 million in the Boat segment, $1.6 million in the Fitness segment, $4.8 million in the Bowling & Billiards segment and $7.9 million in Corp/Other. Operating earnings (loss) in the first nine months of 2008 includes $639.5 million of restructuring, exit and impairment charges. The $639.5 million consists of $37.7 million in the Marine Engine segment, $543.0 million in the Boat segment, $2.1 million in the Fitness segment, $40.8 million in the Bowling & Billiards segment and $15.9 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	Oct. 3,	December 31,	Sept. 27,
	2009	2008	2008
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 624.1	$ 317.5	$ 342.9
Accounts and notes receivables, net	368.2	444.8	518.3
Inventories
Finished goods	238.8	457.7	475.9
Work-in-process	182.9	248.2	291.1
Raw materials	81.5	105.8	131.1
Net inventories	503.2	811.7	898.1
Deferred income taxes	13.1	103.2	39.2
Prepaid expenses and other	34.6	59.7	75.2
Current assets	1,543.2	1,736.9	1,873.7

Net property	798.4	917.6	970.3

Other assets
Goodwill, net	292.6	290.9	294.8
Other intangibles, net	78.5	86.6	89.9
Investments	57.8	75.4	81.6
Non-current deferred tax asset	-	-	14.8
Other long-term assets	109.9	116.5	140.8
Other assets	538.8	569.4	621.9

Total assets	$ 2,880.4	$ 3,223.9	$ 3,465.9

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$ 11.5	$ 3.2	$ 0.3
Accounts payable	232.6	301.3	346.8
Accrued expenses	628.4	696.7	791.7
Current liabilities	872.5	1,001.2	1,138.8

Long-term debt	904.8	728.5	726.4
Other long-term liabilities	767.3	764.3	422.1
Shareholders' equity	335.8	729.9	1,178.6

Total liabilities and shareholders' equity	$ 2,880.4	$ 3,223.9	$ 3,465.9

Supplemental Information
Debt-to-capitalization rate	73.2%	50.1%	38.1%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended
	October 3,	September 27,
	2009	2008

Cash flows from operating activities
Net loss	$(462.2)	$(721.8)
Depreciation and amortization	119.8	133.1
Pension	58.7	4.8
Deferred income taxes	9.9	0.1
Provision for doubtful accounts	33.1	18.8
Goodwill, trade name, and other long-lived asset impairment charges	18.0	561.1
Changes in non-cash current assets and current liabilities	314.3	(113.9)
Change due to repurchase of accounts receivable	(84.2)	-
Income taxes	90.6	159.9
Other, net	32.1	(21.9)
Net cash provided by operating activities	130.1	20.2

Cash flows from investing activities
Capital expenditures	(20.2)	(84.8)
Investments	7.5	21.1
Proceeds from investment sale	-	45.5
Proceeds from sale of property, plant and equipment	11.7	9.6
Other, net	1.9	0.2
Net cash provided by (used for) investing activities	0.9	(8.4)

Cash flows from financing activities
Net issuances of short-term debt	8.3	-
Proceeds from asset-based lending facility	81.1	-
Payments of asset-based lending facility	(81.1)	-
Net proceeds from issuance of long-term debt	329.9	250.4
Payments of long-term debt including current maturities	(162.6)	(250.7)
Net cash provided by (used for) financing activities	175.6	(0.3)

Net increase in cash and cash equivalents	306.6	11.5
Cash and cash equivalents at beginning of period	317.5	331.4
Cash and cash equivalents at end of period	$624.1	$342.9

Free Cash Flow
Net cash provided by operating activities	$130.1	$20.2

Net cash provided by (used for):
Capital expenditures	(20.2)	(84.8)
Proceeds from investment sale	-	45.5
Proceeds from sale of property, plant and equipment	11.7	9.6
Other, net	1.9	0.2
Total free cash flow	$123.5	$(9.3)